EXHIBIT 23.1
Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan of our report dated April, 27, 2017, with respect to the consolidated and combined financial statements and schedule of SEACOR Marine Holdings Inc. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 included in its Amendment No. 3 to Form 10 (No. 001-37966), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida
November 20, 2017